EXHIBIT 15

First Commerce Corporation
New Orleans, Louisiana


Gentlemen:

RE:   September 30, 1997 Quarterly Report on Form 10-Q

With respect to the subject Quarterly Report, we acknowledge our awareness of the inclusion therein of our report dated October 20, 1997 related to our review of interim financial information and that said report will be included in any registration statement filed by First Commerce Corporation through incorporation by reference of the subject Quarterly Report into such registration statements.

Pursuant to Rule 436(c) under the Securities Act, such report is not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


                                   /s/ ARTHUR ANDERSEN LLP
                                   -----------------------
                                   ARTHUR ANDERSEN LLP


New Orleans, Louisiana
November 12, 1997